Exhibit 10.16
January 18, 2008

Employment Letter
Allen A. Perron
123 14th Avenue
 Kirkland, WA 98033

Dear Mr. Perron:
Please allow this letter to serve as the entire agreement between Better Biodiesel, Inc., d/b/a GeoBio Energy, Inc. (the “Company”) and you, Allen A. Perron (the “Employee”) with respect to certain aspects of your employment with the Company (the “Employment Latter”).  The Company acknowledges and agrees that Mr. Perron is an independent Business Consultant serving other clients.
Beginning Date
The Employee will work for the Company beginning on January 18, 2008.
Responsibilities
Employee will serve as the Company’s Chief Financial Officer (CFO). Employee will be responsible for corporate accounting, financial statements and disclosures, system of internal controls, relations with independent CPA’s, and the filing of financial documents with the Securities and Exchange Commission.
Compensation
Salary:  $150 per hour (“Salary”).  Upon signing this agreement, the Company will pay a $2,500 retainer to the Employee to be applied to future hours worked. Employee will submit hours worked every two weeks and Company will pay for such hours within 30 calendar days.
Cash Bonus:  Availability and amount of bonus is discretionary on the part of GeoBio Energy, Inc. and its Board of Directors.
Equity:  As of the date of this Employment Letter, the Company shall grant to the Employee, warrants representing 1% of the outstanding shares as of January 17, 2008 with an exercise price equal to the closing price as quoted in the public market as of that day. Or if no trading took place on that day, the closing price on the last day that a trade was made.  The warrants will vest: ten percent (10%) upon signing this agreement; 10% immediately subsequent to meeting each significant SEC filing requirement (i.e. 10Q, 10K, 8K with financial statements or pro forma financial statements or any registration statement) and 10% for any payment for services not made within 45 days of employee’s bill date.   The remaining unvested warrants will vest one year from the date of this agreement.   The warrants may be exercised on a cash or cashless basis.  The warrants shall expire three (3) years from the date that the warrants are granted.
Other Compensation Provisions:
The Company recognizes that Mr. Perron is an independent Business Consultant serving other clients. During the course of the Employee’s engagement hereunder, the Employee will remain a consultant serving other clients. Employee will endeavor to do so in a manner that will not detract from his responsibilities under this agreement.  The Company acknowledges and consents to such arrangement.
Benefits
The Employee will be eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Employee will be exempt from any delay periods required for eligibility.
The Employee must receive written evidence that the Company maintains directors’ and officers’ insurance to cover Employee in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.
Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Employee.
Termination
The Company may terminate the Employee’s employment for any reason upon at least30 days’ prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice.  Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days’ prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice.  The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice.  The Employee may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.
This agreement will terminate immediately upon the death or disability of the Employee.  For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

Miscellaneous
This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.
The Company agrees to allow Employee to use the Company’s logo and name in marketing materials for the sole purpose of identifying the Company as a current or past client of Mr. Perron. Mr. Perron will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.
The provisions in this agreement concerning the payment of salary, bonus and equity will survive any termination or expiration of this agreement.
The terms of this agreement are severable and may not be amended except in a writing signed by the parties.  If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.
This agreement will be governed by and construed in all respects in accordance with the laws of the State of Washington, without giving effect to conflicts-of-laws principles.
Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.
Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.
Sincerely yours,

      Better Biodiesel, Inc.

    ________________________________
      Name: David M. Otto
      Title: Director, Authorized Officer
      Acknowledged and agreed by:

    EMPLOYEE:
    Allen A. Perron

  _________________________________
         Allen A. Perron

Date: 1/18/07